UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 12, 2009

Date of Report (Date of earliest event reported)

BB&T Corporation

(Exact name of registrant as specified in its charter)

Commission file number: 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On May 18, 2009, BB&T Corporation (the “Company”) issued and sold 75,000,000 shares (the “Firm Shares”) of its common stock, par value $5.00 per share (the “Common Stock”), in a public offering pursuant to an underwriting agreement, dated May 12, 2009 (the “Underwriting Agreement”), between the Company, on the one hand, and Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the underwriters named therein, on the other hand (collectively, the “Underwriters”). In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriters an option (the “Option”) to purchase up to 11,250,000 additional shares of Common Stock (the “Additional Shares”, and together with the Firm Shares, the “Shares”). Following the Underwriters’ exercise of the Option on May 13, 2009, the Company issued and sold all 11,250,000 Additional Shares. The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K. The net proceeds of the offering, after underwriting discounts and commissions and after giving effect to the Option, will be $1,673,250,000.

Pursuant to the Underwriting Agreement, certain directors and executive officers of the Company entered into agreements in substantially the form included in the Underwriting Agreement providing for a 90-day “lock-up” period with respect to sales of specified securities, subject to certain exceptions.

The Shares were registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (Registration No. 333-152543), filed July 25, 2008 (the “Registration Statement”). The issuance and sale of the Shares are described in the Company’s Prospectus dated July 25, 2008, constituting a part of the Registration Statement, as supplemented by a Prospectus Supplement dated May 12, 2009.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement, dated May 12, 2009, between BB&T Corporation, and Goldman, Sachs & Co., J.P. Morgan Securities Inc., and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named in Schedule II thereto.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION
(Registrant)

By:	/s/ Edward D. Vest
Edward D. Vest
Executive Vice President and Corporate Controller (Principal Accounting Officer)

Date: May 18, 2009